Exhibit 10.1

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT
Energizer Holdings, Inc. (“Company”), pursuant to its 2000 Incentive Stock Plan (the “Plan”), grants to __________ (“Recipient”) a Restricted Stock Equivalent Award of _____ restricted common stock equivalents (“Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions:

1. Vesting; Payment

Twenty-five percent of the Equivalents granted to Recipient will vest on October 9, 2009 (the “Anniversary Date”), an additional twenty-five percent will vest on the date that the Company publicly releases earnings results for its 2009 fiscal year (“the Announcement Date”) only if the Company’s CAGR, as defined below, for the period from September 30, 2006 through September 30, 2009 (the “Measurement Period”), equals or exceeds 10%, and the remaining fifty percent will vest in its entirety on the Announcement Date only if the Company achieves CAGR for the Measurement Period at or above 15%, with smaller percentages of that remaining fifty percent vesting at each of the milestones indicated:

CAGR	% Vesting
11%	20%
12%	40%
13%	60%
14%	80%
15%	100%

Upon vesting, as described above, each vested Equivalent will convert, at that time into one share of the Company’s $.01 par value Common Stock (“Common Stock”), which will be issued to the Recipient. Any Equivalents which fail to vest as of the Announcement Date will be forfeited and the Recipient will have no further rights with respect thereto.

2. Additional Cash Payment

At the time of issuance of shares of Common Stock to Recipient, as described in paragraph 1 above, Recipient will also receive an additional cash payment equal to the amount of dividends, if any, which would have been paid on the shares of Common Stock issued to him or her if the Recipient had actually acquired those shares on the date or dates of crediting of his or her Equivalents. No interest shall be included in the calculation of such additional cash payment.

3. Acceleration

Notwithstanding the provisions of paragraph 1 above, all Equivalents credited to the Recipient will immediately vest, convert into shares of Common Stock and be paid to the Recipient, his or her designated beneficiary, or his or her legal representative, in accordance with the terms of the Plan, in the event of:

(a)	the Recipient’s death;
(b)	a declaration of Recipient’s total and permanent disability;
(c)	Recipient’s involuntary termination of employment, other than for cause; or
(d)	a Change of Control of the Company.

4. Forfeiture

All rights in and to any and all Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock into which they would convert, which have not vested by the Announcement Date, as described in paragraph 1 of this Award Agreement shall be forfeited. In addition, prior to that date, all rights in and to any and all Equivalents granted pursuant to this Award Agreement which have not vested in accordance with the terms hereof, and to any shares of Common Stock into which they would convert, shall be forfeited upon (i) the Recipient’s involuntary termination for cause; (ii) the Recipient’s voluntary termination of employment; (iii) a determination by the Committee that the recipient engaged in competition with the Company; or (iv) a determination by the Committee that the recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan.

5. Shareholder Rights; Adjustment of Equivalents

Recipient shall not be entitled, prior to the conversion of Equivalents into shares of Common Stock, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Equivalents credited to Recipient may be adjusted, in the sole discretion of the Nominating and Executive Compensation Committee of the Company’s Board of Directors, in accordance with the provisions of Section VI(F) of the Plan.

6. Other

The Company reserves the right, as determined by the Committee, to convert this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder.

7. Definitions:

Change of Control of the Company shall be deemed to occur when (i) a person, as defined under the U.S. securities laws, acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company (or a successor corporation of the Company). Notwithstanding the above, however, a Change of Control which is approved in advance by a majority of the Board of Directors of the Company shall not trigger acceleration as described in paragraph 3 of this Award Agreement.

CAGR shall mean the Company’s compound annual growth in earnings per share for the period from September 30, 2006 to September 30, 2009. For purposes of the calculation of CAGR, the determination on annual earnings per share will be based on all-inclusive GAAP results, adjusted only for certain unusual items:

•	extraordinary dividends;
•	stock split-ups; stock dividends or distributions;
•	recapitalizations;
•	any merger of the Company with another corporation;
•	any consolidation of the Company and another corporation into another corporation;
•	any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);
•	any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368);
•	any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;
•	unusual or non-recurring accounting impacts or changes in accounting standards or treatment;
•	unusual or non-recurring accounting treatments related to an acquisition by the Company completed during the period of the award.

8. Effective Date

This Award Agreement shall be deemed to be effective as of the 9th day of October, 2006.

ACKNOWLEDGED AND ACCEPTED:  ENERGIZER HOLDINGS, INC.

________________________________  By:_____________________________
Recipient       Ward M. Klein
Chief Executive Officer

Recipients:

W. Klein - 80,000 total equivalents
J. McClanathan - 20,000 total equivalents
J. Lynch - 20,000 total equivalents
D. Sescleifer - 16,000 total equivalents
D. Hatfield - 10,000 total equivalents
P. Conrad - 10,000 total equivalents
G. Stratmann - 12,000 total equivalents